Exhibit 99.1
Success Bancshares, Inc. Holding company for Success National Bank 100 Tri-State International, Suite 300, Lincolnshire, IL 60069-1499	PRESS RELEASE

RELEASE:	IMMEDIATE: January 5, 2001
CONTACT:	Bill Meinen, Chairman, President and CEO - 847/279-9061 Kurt C. Felde, Executive Vice President and CFO - 847/279-5069

Success Bancshares, Inc. Reports Branch Closing Charge

Success Bancshares, Inc., the holding company for Success National Bank, today announced it has recorded fourth quarter charges of $1.4 million, or approximately $0.34 per diluted common share, relating to the previously announced closures of three branch offices and the disposition of one unopened branch site under lease. Wilbur G. Meinen, Jr., Chairman, President and CEO commented: "In late 1999 management initiated an evaluation of the Company's operational and business units, from both financial and customer service perspectives. As we have discussed in previously issued releases, the evaluation included an analysis and review of our retail distribution system and resulted in our decision to close three existing branch offices and, in addition, to dispose of an unopened, potential branch location originally leased in 1998. In the fourth quarter we finalized lease buyout agreements for the Lincolnwood Mall and the unopened Skokie branch locations and accrued the final three lease payments for the existing Skokie office. While we continue to explore possible subtenant and lease buyout arrangements for the Loop branch, we have recorded a charge equal to the remaining lease cost reduced by estimated future sublease income. We anticipate that no further charges relating to the closed offices will be necessary." The $1.4 million charge is comprised of lease buyout settlements, leasehold improvement depreciation, lease payments, equipment write-offs, estimated commissions and an estimate of future lease costs reduced by estimated future sublease income. For the year ended December 31, 2000, occupancy expenses related to the four locations were approximately $1.9 million, or $0.46 per diluted common share. Most of the employees working at the closed branch locations were transferred to existing open positions within the Company. Mr. Meinen added, "Management and the board of directors are confident that the disposition of these branches will improve the Company's future core earnings and enhance shareholder value."

Total deposits at the closed branches, which approximated $25 million, were transferred to existing branches within close proximity in order to minimize any inconvenience to customers.

Success Bancshares, Inc. provides community-banking services through seven branch locations and its corporate center to individuals and small-to-medium sized businesses primarily in the northern Chicagoland area. The Company's common stock is traded on the NASDAQ National Market system under the symbol "SXNB." The Company can be reached at its web page: http://www.successbank.com.

Statements made about the Company's future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items and similar statements are not guarantees of future performance, but are forward looking statements. By their nature, these statements are subject to numerous uncertainties that could cause actual results or events to differ materially from those predicted in the statements. Important factors that might cause the Company's actual results to differ materially include, but are not limited to, the following:

•      Federal and state legislative and regulatory developments;
•      The impact of continued loan and deposit promotions on the Company's net interest margin
•      The possibility of further difficulties or delays in releasing the Chicago Loop office
•      Changes in management's estimate of the adequacy of the allowance for loan losses
•      Increases in loan delinquencies or write-offs;
•      Interest rate movements and their impact on customer behavior and the Company's net interest margin;
•      The impact of interest rate sensitivity restructuring activities;
•      The impact of repricing and competitors' pricing initiatives on loan and deposit products;
•      The Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;
•      The Company's ability to access cost effective funding; and
•      Changes in financial markets and general economic conditions.

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